Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions reports first quarter earnings improvement of 9 percent over the prior quarter driven by prudent growth and disciplined expense management

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 21, 2015 - Regions Financial Corporation (NYSE:RF) today announced earnings for the first quarter of 2015. The company reported net income available to common shareholders of $218 million and earnings per diluted share of $0.16.

“Diversifying revenue, generating positive operating leverage and effectively deploying capital are top priorities for our company, and our first quarter results illustrate that we are successfully executing on our strategy,” said Grayson Hall, chairman, president and CEO. “Regions achieved positive operating leverage, grew important sources of non-interest income in the wealth management and mortgage businesses and reduced expenses on an adjusted(1) basis.”

“In an increasingly competitive and extended low interest rate environment, Regions achieved steady growth in loans and deposits compared to the prior quarter as our associates continued to focus on meeting more customer needs,” continued Hall. “During the first quarter, Regions was again recognized by leading customer experience research firms the Temkin Group and Greenwich Associates for providing industry-leading service to both consumers and businesses in 2014.”

“We also reaffirmed our commitment to managing our capital prudently and investing in our business to support long-term growth objectives while also increasing returns to shareholders,” added Hall. “Our successful completion of the Comprehensive Capital Analysis and Review (CCAR) highlights our continued long-term approach to capital allocation and distribution as returning excess capital to shareholders remains a priority.”

SUMMARY OF FIRST QUARTER 2015 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	3/31/2015	12/31/2014	3/31/2014
Income from continuing operations (A)	$236	$219	$303
Income (loss) from discontinued operations, net of tax	(2)	(3)	12
Net income	234	216	315
Preferred dividends (B)	16	16	8
Net income available to common shareholders	$218	$200	$307
Income from continuing operations available to common shareholders (A) – (B)	$220	$203	$295

Diluted earnings per common share	$0.16	$0.15	$0.22

First quarter 2015 results compared to first quarter 2014:

•	Ending loans totaled $78 billion, an increase of $2.6 billion or 3 percent as production increased 11 percent.

◦	Business lending ending balances increased 4 percent as production increased 8 percent.

◦	Consumer lending ending balances increased 2 percent as production increased 30 percent.

•	Ending deposit balances totaled $97 billion, an increase of $4 billion or 4 percent as low-cost deposits increased 6 percent.

•
Net interest income was relatively stable at $815 million despite the impact on asset yields resulting from a continued low interest rate environment; however, net interest margin declined 8 basis points.

•
Non-interest income increased 3 percent driven by growth in wealth management, capital markets and credit card revenues, but were partially offset by economic and regulatory headwinds that reduced total service charges. Revenue was also impacted from a product discontinuation, which reduced income by $9 million.

•
Non-interest expenses increased in part due to branch optimization and debt management expenses in the first quarter of 2015, as well as gains on the sale of troubled debt restructured loans (TDRs) recorded in the prior year. Excluding these items, adjusted non-interest expenses(1) improved 1 percent, and the adjusted efficiency ratio(1) improved 100 basis points.

•	Credit quality improved as net charge-offs declined 34 percent, representing 0.28 percent of average loans, and non-performing loans (excluding loans held for sale) declined 25 percent.

First quarter 2015 results compared to fourth quarter 2014:

•	Ending loans increased $936 million or 1 percent.

◦	Business lending ending balances increased 2 percent.

◦	Consumer lending ending balances were flat, while production increased 9 percent.

•	Ending deposit balances increased 3 percent as the low-cost deposits component increased 4 percent.

•
Net interest income declined 1 percent due to fewer days in the quarter and continued low interest rates, but was partially offset by the benefit from loan growth; however, net interest margin improved 1 basis point to 3.18 percent.

•
Non-interest income totaled $470 million, a decline of 1 percent as growth in mortgage and wealth management revenue was offset by lower service charges, security gains, and net revenue from affordable housing.

•	Non-interest expenses totaled $905 million or $840 million on an adjusted basis,(1) a decline of 2 percent as professional, legal and regulatory expenses, as well as outside services expense declined.

•	Credit quality improved as net charge-offs declined 35 percent, and non-performing loans (excluding loans held for sale) declined 3 percent.

•	Capital and liquidity remained strong as the fully phased-in pro-forma Common Equity Tier 1 ratio(1)(2)(3) was 10.9 percent, and the loan to deposit ratio was 80 percent.

FIRST QUARTER 2015 FINANCIAL RESULTS:
Significant items impacting earnings

	Quarter Ended
($ amounts in millions, except per share data)	3/31/2015	12/31/2014	3/31/2014
Pre-tax significant items:
Gain on sale of TDRs held for sale, net	$ -	$ -	$35
Branch consolidation, property and equipment charges	(22)	(10)	(6)
Professional, legal and regulatory expenses	-	(100)	-
Loss on early extinguishment of debt	(43)	-	-
State deferred tax adjustment	10	-	-

Diluted EPS impact	(0.02)	(0.05)	0.01

During the first quarter of 2014, the company recorded a pre-tax benefit of $35 million related to loans that were transferred to held-for-sale, reflecting lower related expenses than originally estimated.

As previously disclosed, in the fourth quarter of 2014 the company elected to consolidate 50 branches throughout 2015 as part of an ongoing evaluation of the branch network. Related to these branch consolidations, the company recorded $10 million of expense in the fourth quarter and an additional $13 million in the first quarter of 2015, as well as an additional $9 million of expenses related to occupancy optimization.

During the fourth quarter of 2014 the company recorded an accrual of $100 million for contingent legal and regulatory items related to previously disclosed matters.

During the first quarter of 2015, the company redeemed $250 million of 7.50 percent subordinated notes. Future net income will benefit from lower funding costs due to the redemption of these higher cost liabilities; however, extinguishment charges associated with the redemption increased non-interest expense by $43 million.

Additionally during the first quarter of 2015, tax expense benefited from a state deferred tax adjustment, which reduced income tax expenses by $10 million.
Total revenue

	Quarter Ended
($ amounts in millions)	3/31/2015	12/31/2014	3/31/2014	1Q15 vs. 4Q14		1Q15 vs. 1Q14
Net interest income	$815	$820	$816	$(5)	(0.6)%	$(1)	(0.1)%
Net interest income (FTE)	$832	$837	$831	$(5)	(0.6)%	$1	0.1%
Net interest margin (FTE)	3.18%	3.17%	3.26%

Non-interest income:
Service charges on deposit accounts	161	167	173	(6)	(3.6)%	(12)	(6.9)%
Card and ATM fees	85	86	79	(1)	(1.2)%	6	7.6%
Wealth management	98	91	89	7	7.7%	9	10.1%
Mortgage income	40	27	40	13	48.1%	—	NM
Bank-owned life insurance	20	23	19	(3)	(13.0)%	1	5.3%
Capital markets fee income and other	20	20	13	—	NM	7	53.8%
Commercial credit fee income	16	15	15	1	6.7%	1	6.7%
Other	30	45	29	(15)	(33.3)%	1	3.4%
Non-interest income	470	474	457	(4)	(0.8)%	13	2.8%
Total Revenue	$1,285	$1,294	$1,273	$(9)	(0.7)%	$12	0.9%

Net interest income on a fully taxable equivalent basis was $832 million, a decline of $5 million or 1 percent from the previous quarter. The decline was driven primarily by fewer days in the quarter and the impact of the low interest rate environment on loan yields, partially offset by higher outstanding loan balances. The net interest margin increased 1 basis point from the fourth quarter to 3.18 percent and benefited from the redemption of higher-cost debt, partially offset by higher cash balances.

Non-interest income totaled $470 million in the first quarter, a decline of $4 million or 1 percent from the fourth quarter. Service charges declined $6 million, primarily driven by a $3 million reduction of fees resulting from a product discontinuation during the fourth quarter. Additionally, other non-interest income declined due to gains on the sale of affordable housing investments during the fourth quarter.

However, this was partially offset by mortgage fees which increased $13 million or 48 percent, driven by an increase in refinancing activity and improved valuations from the mortgage servicing rights and related hedge. Additionally, wealth management revenues increased $7 million or 8 percent, as fees from insurance, investment management and trust and investment services all increased.

Non-interest expenses

	Quarter Ended
($ amounts in millions)	3/31/2015	12/31/2014	3/31/2014	1Q15 vs. 4Q14		1Q15 vs. 1Q14
Salaries and employee benefits	$458	$456	$455	$2	0.4%	$3	0.7%
Professional, legal and regulatory expenses	19	134	35	(115)	(85.8)%	(16)	(45.7)%
Net occupancy expense	91	93	93	(2)	(2.2)%	(2)	(2.2)%
Furniture and equipment expense	71	74	70	(3)	(4.1)%	1	1.4%
Outside services	31	37	27	(6)	(16.2)%	4	14.8%
Branch consolidation, property and equipment charges	22	10	6	12	120.0%	16	266.7%
Loss on early extinguishment of debt	43	—	—	43	NM	43	NM
Gain on sale of TDRs held for sale, net	—	—	(35)	—	NM	35	(100.0)%
Other	170	165	166	5	3.0%	4	2.4%
Total non-interest expense from continuing operations	$905	$969	$817	$(64)	(6.6)%	$88	10.8%
Total adjusted non-interest expense(1)	$840	$859	$846	$(19)	(2.2)%	$(6)	(0.7)%

Total non-interest expenses declined 2 percent on an adjusted(1) basis from the previous quarter, as many expense categories declined. Professional, legal, and regulatory expenses declined 86 percent or 44 percent excluding the legal and regulatory accrual in the fourth quarter. The quarter over quarter decline, excluding the fourth quarter accrual, was a result of lower third-party legal and consulting costs in the first quarter. Additionally, lower third-party spend resulted in a 16 percent decline in outside services expense. Salaries and benefits remained relatively flat as seasonal increases in payroll taxes were offset by lower incentives. The company remained focused on achieving operational efficiencies and reduced the adjusted efficiency ratio(1) 120 basis points to 64.9 percent.

Income taxes
The effective tax rate for the first quarter of 2015 was 28.7 percent. The effective rate for the quarter reflects the impact of the adoption of new accounting guidance related to the accounting for investments in qualified affordable housing projects, as well as the impact of an adjustment to certain state deferred taxes. Excluding the impact of the adjustment to the state deferred tax assets, the effective tax rate was approximately 31.7 percent.  All prior periods have been adjusted to conform to the new accounting guidance.

Loans

	As of
				03/31/2015		03/31/2015
($ amounts in millions)	3/31/2015	12/31/2014	3/31/2014	vs. 12/31/2014		vs. 3/31/2014
Total commercial	$42,161	$41,402	$40,098	$759	1.8%	$2,063	5.1%
Total investor real estate	6,921	6,813	6,992	108	1.6%	(71)	(1.0)%
Business Lending	49,082	48,215	47,090	867	1.8%	1,992	4.2%
Residential first mortgage	12,418	12,315	12,136	103	0.8%	282	2.3%
Home equity	10,854	10,932	11,148	(78)	(0.7)%	(294)	(2.6)%
Indirect	3,701	3,642	3,253	59	1.6%	448	13.8%
Consumer credit card	966	1,009	917	(43)	(4.3)%	49	5.3%
Other consumer	1,222	1,194	1,136	28	2.3%	86	7.6%
Consumer Lending	29,161	29,092	28,590	69	0.2%	571	2.0%
Total Loans	$78,243	$77,307	$75,680	$936	1.2%	$2,563	3.4%

Total loan balances were $78 billion at the end of the quarter, an increase of $936 million or 1 percent from the previous quarter. Importantly, this growth was broad-based among product lines. The business lending portfolio totaled $49 billion at the end of the quarter, an increase of $867 million or 2 percent. Total commercial loans increased $759 million or 2 percent, and investor real estate loans also increased 2 percent. Line utilization increased 10 basis points to 45.4 percent and commitments for new loans increased 4 percent from the previous quarter.

The consumer lending portfolio totaled $29 billion at the end of the quarter and was flat with the prior quarter. Mortgage balances increased 1 percent driven by a 9 percent increase in production. Indirect auto lending continued to expand as balances increased $59 million or 2 percent from the previous quarter. Other consumer loans increased 2 percent from the fourth quarter as consumers took advantage of expanded product offerings. However, these increases were offset by declines in home equity and credit card balances of 1 percent and 4 percent, respectively.

Deposits

	As of
				03/31/2015		03/31/2015
($ amounts in millions)	3/31/2015	12/31/2014	3/31/2014	vs. 12/31/2014		vs. 3/31/2014
Low-cost deposits	$89,088	$85,605	$84,174	$3,483	4.1%	$4,914	5.8%
Time deposits	8,389	8,595	9,219	(206)	(2.4)%	(830)	(9.0)%
Total Customer Deposits	$97,477	$94,200	$93,393	$3,277	3.5%	$4,084	4.4%

Total ending deposit balances were $97 billion, an increase of $3 billion or 3 percent from the prior quarter. Regions continues to improve the mix of deposits as low-cost deposits increased $3 billion in the quarter, while higher cost certificates of deposit declined $206 million. Low-cost deposits represented 91 percent of deposits at the end of the first quarter. Deposit costs remained near historical lows at 12 basis points in the first quarter while total funding costs were 29 basis points.

Asset quality

	As of
	3/31/2015	12/31/2014	3/31/2014
ALL/Loans, net	1.40%	1.43%	1.67%
Net loan charge-offs as a % of average loans, annualized	0.28%	0.42%	0.44%
Non-accrual loans, excluding loans held for sale/Loans, net	1.02%	1.07%	1.41%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.24%	1.28%	1.63%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.51%	1.57%	1.97%

Regions maintained solid asset quality and risk discipline in the first quarter. Net charge-offs declined $29 million or 35 percent to $54 million. This represented 0.28 percent of average loans, which is the lowest level since the third quarter of 2007. The provision for loan losses was $49 million and the resulting allowance for loan and lease losses was 1.40 percent of total loans outstanding at the end of the quarter.

Non-performing loans (excluding loans held for sale) declined to $800 million, or 3 percent from the prior quarter. In addition, total delinquencies declined 12 percent and troubled debt restructured loans declined 5 percent. Total commercial and investor real estate criticized and classified loans increased from the prior quarter as the company experienced some weakening in a small number of larger dollar commercial and industrial loans within the energy related, healthcare and other portfolios. However, the improvement in the consumer lending portfolio was noteworthy as net charge-offs, delinquencies and non-performing loans all declined. Given the current phase of the credit cycle, volatility in certain credit metrics is to be expected.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2015	12/31/2014	3/31/2014
Basel I Tier 1 common equity risk-based ratio (non-GAAP)(3)	N/A	11.7%	11.4%
Basel III Common Equity Tier 1 ratio(2)	11.2%	N/A	N/A
Basel III Common Equity Tier 1 ratio (non-GAAP)—Fully Phased-In Pro-Forma(1)(2)(3)	10.9%	11.0%	10.8%
Tier 1 capital ratio(2)(3)(4)	12.0%	12.5%	11.8%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.59%	9.66%	9.44%
Tangible common book value per share (non-GAAP)(1)	$8.39	$8.18	$7.73

During the first quarter, the company repurchased $102 million of common stock, completing the availability pursuant to its previously disclosed $350 million share repurchase program. The company also paid $67 million in dividends to common shareholders in the first quarter.

Additionally, during the first quarter, Regions completed the annual Comprehensive Capital Analysis and Review (CCAR) process and received no objection regarding planned capital actions. These actions include increasing the quarterly dividend to $0.06 per common share and the repurchase of up to $875 million in common shares over the next five quarters. Subject to approval by the Board of Directors, these actions are expected to be effective beginning with the quarterly dividend to be paid in July 2015.

Regions began the transition period for the Basel III capital rules in the first quarter. As such, the company will report Basel III capital ratios under the phase-in provisions for regulatory reporting purposes, but will also continue to report its Common Equity Tier 1 ratio as if fully implemented. Under these new provisions, Regions’ capital position remained strong as the Tier 1(2)(3)(4) and Common Equity Tier 1(2) ratios were estimated at 12.0 percent 11.2 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2)(3) was estimated at 10.9 percent on a fully phased-in basis.

The company’s liquidity position remained solid, as the loan to deposit ratio at the end of the quarter was 80 percent. The company remains well positioned as it relates to the final liquidity coverage ratio rule and expects to be fully compliant by the January 2016 deadline.

(1)	Non-GAAP, refer to pages 9 and 18 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

(3)
Regions' prior period regulatory capital ratios have not been revised to reflect the retrospective application of new accounting guidance related to investments in qualified affordable housing projects.

(4)
Beginning in the first quarter of 2015, Regions' regulatory capital ratios are calculated pursuant to the phase-in provisions of the Basel III capital rules. All prior period ratios were calculated pursuant to the Basel I capital rules.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $122 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,650 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•
Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
Our ability to obtain no regulatory objection (as part of the comprehensive capital analysis and review ("CCAR") process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

•
Our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•
The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•
Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly on our businesses.

•
The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

•
Our ability to identify and address cyber-security risks such as data security breaches, "denial of service" attacks, "hacking" and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; increased costs; losses; or adverse effects to our reputation.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•
The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies could materially affect how we report our financial results.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.

Forward-Looking Statements (Continued)
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Regions’ Investor Relations contacts are List Underwood and Dana Nolan at (205) 581-7890; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Common equity Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the common equity Tier 1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance